Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE Promotes Senior Executive
WALTHAM, MA — July 15, 2008 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced the promotion of John A. Kollins to the position of Chief Operating Officer.
Mr. Kollins, who most recently served as OXiGENE’s Senior Vice-President and Chief Business Officer, will continue to lead the company’s business and corporate development initiatives, and in addition will assume responsibility for the company’s operations.
“Since joining OXiGENE in March 2007, John has made numerous contributions to the company, and has significantly advanced our corporate and business development initiatives,” commented Richard Chin, M.D., OXiGENE’s President and CEO. “I am very pleased to congratulate John on his promotion, and am confident in his ability to contribute further to OXiGENE in his new role.”
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
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